Exhibit 99.1

AdvancePierre Foods Announces Board Intent to Increase Dividend

Increasing Quarterly Dividend by 14% in Response to Strong Performance and Continued Confidence in Business

Consistent with Capital Deployment Strategy of Accelerating Growth through Accretive Acquisitions while Returning Capital to Shareholders

Cincinnati, OH — December 16, 2016 — AdvancePierre Foods Holdings, Inc. (NYSE:APFH) (“AdvancePierre” or “the Company”), a leading national producer and distributor of sandwiches, sandwich components and other entrées and snacks, today announced that its Board of Directors intends to increase the regular quarterly dividend of the Company from $0.14 per share to $0.16 per share of common stock, an increase of approximately 14.3 percent. The intent is to commence with the first dividend paid in the Company’s fiscal year 2017, subject to declaration by the Board of Directors.

“We are pleased to increase our dividend expectations in response to very strong financial performance and continued confidence in our business to deliver organic growth and strong cash flow from operations,” said Dean Hollis, Chairman of the Board of Directors. “This dividend increase is consistent with our ongoing capital deployment strategy to create value by pursuing strategic investments to accelerate growth while concurrently rewarding our shareholders with an attractive dividend yield.”

About AdvancePierre Foods

AdvancePierre, headquartered in Cincinnati, Ohio, is a leading national producer and distributor of value-added, convenient, ready-to-eat sandwiches, sandwich components and other entrées and snacks to a wide variety of distribution outlets including foodservice, retail and convenience store providers.  With revenues of $1.6 billion in 2015 and more than 4,000 employees, the Company offers a broad line of products across all day parts including: ready-to-eat sandwiches, such as breakfast sandwiches, peanut butter and jelly sandwiches and hamburgers; sandwich components, such as fully cooked hamburger and chicken patties, and Philly steaks; and other entrées and snacks, such as country-fried steak, stuffed entrées, chicken tenders and cinnamon dough bites.  A fund managed by Oaktree Capital Management, L.P., a Los Angeles-based investment firm, is the majority shareholder of AdvancePierre Foods.

Forward-Looking Statements

This press release contains “forward-looking statements.” These statements relate to the dividend increase and other statements that are not historical fact. Forward-looking statements are based on AdvancePierre’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include market conditions and such other risk factors as may be discussed in AdvancePierre’s filings with the Securities and Exchange Commission.

For Further Information:

Investors

John W. Morgan, 513-372-9338
Vice President, Investor Relations
John.Morgan@advancepierre.com

Media

Vehr Communications

Laura Phillips, 513-381-8347

lphillips@vehrcommunications.com